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                         TRANSAX INTERNATIONAL LIMITED

                       2004 INCENTIVE STOCK OPTION PLAN

                                   SECTION 1
                                 INTRODUCTION

1.1 Establishment. Transax International Limited (the "Company"), a Colorado corporation, hereby establishes the Transax International Limited 2004 Stock Option Plan (the "Plan") for employees, consultants, directors, and other persons associated with the Company whom the Board wishes to incentivise. Transax International Limited, together with its affiliated corporations, as defined in Section 2.1 hereafter, are referred to as the "Company", except where the context otherwise requires.

1.2 Purposes. The purposes of this Plan are to (i) attract and retain the best available personnel for positions of responsibility within the Company
(ii) provide  incentives to employees, officers, and management of the Company,
(iii) provide Directors, Consultants and Advisors of the Company with an opportunity to acquire a proprietary interest in the Company to encourage their continued provision of services to the Company, and to provide such persons with incentives and rewards for superior performance more directly linked to the profitability of the Company's business and increases in shareholder value, and (iv) generally to promote the success of the Company's business and the interests of the Company and all of its stockholders, through the grant of options to purchase shares of the Company's Common Stock.

       Incentive benefits granted hereunder may be either Incentive Stock Options, Non-qualified Stock Options, stock awards, Restricted Shares or cash awards. The types of options or other incentives granted shall be determined by the board or the Compensation Committee and reflected in the terms of written agreements.


                                    SECTION 2
                                  DEFINITIONS

2.1    Definitions.   The  following  terms  will  have  the meanings set forth
below:

"Affiliated Corporation" means any corporation or other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise.

"Board" means the Board of Directors of the Company.

"Common stock" means the USD 0.00001 par value common stock of Transax International Limited.

"Code" means the Internal Revenue Code of the USA or the Income Tax Act of Canada, as it may be amended form time to time, and as appropriate to the context and as applies to the Eligible Participant.

"Effective Date" means the effective date of the Plan, which will be December 1, 2004.

"Eligible Participants" means any employees (including, without limitation, all officers), directors, consultants and any other persons whom the Board wishes to incentivise to contribute to the fortunes of the Company and permitted by law or policy to receive options.

"Fair Value" means the value of a Share of Stock as determined by the Stock Option Committee acting in good faith and in its sole discretion in accordance with this Agreement. Notwithstanding the above, if the Stock is actively traded in an established stock or quotation market, "Fair Value" will mean the officially quoted closing price of the Stock on such exchange (a "National Exchange") on a particular date selected by the Stock Option Committee in establishing the purchase price of Shares of the Option.

"Incentive Stock Option" means An Option as described in Section 9 hereinbelow intended to qualify under section 422 of the United States Internal Revenue Code of 1986, as amended

"Stock Option Committee" means the Compensation Committee of the Company, unless the Board strikes a separate committee, and in the absence of an empowered committee shall mean the Board.

"Non-Statutory Option" means an Option granted under this Plan in accordance with the requirements of the Code, as amended from time to time.

"Option" means a right to purchase Stock of the Company granted under this Plan at a stated price for a specified period of time.

"Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with this Agreement and as established by the Stock Option Committee and contracted by the Option contract.

"Option Holder" means an Eligible Participant designated by the Stock Option Committee from time to time during the term of the Plan to receive one or more Options under the Plan.

"Plan Limit" shall have the meaning set forth in section 4.1.

"Share" or "Shares" means a share or shares of Stock.

"Stock" means the common stock of the Company.

2.2 Gender and Number. Except where otherwise indicated by the context, the masculine gender also will include the feminine gender, and the definition of any term herein in the singular also will include the plural.


                                   SECTION 3
                              PLAN ADMINISTRATION



The Plan shall be administered by the Board. The Board shall have the authority granted to it under this section and under each other section of the Plan.



In accordance with and subject to the provisions of the Plan, the Board is hereby authorized to provide for the granting, vesting, exercise and method of exercise of any Options all on such terms (which may vary between Options and Optionees granted from time to time) as the Board shall determine. In addition, and without limiting the generality of the foregoing, the Board shall select the Optionees and shall determine: (i) the number of shares of Common Stock to be subject to each Option, however, in no event may the maximum number of shares reserved for any one individual exceed 15% of the issued and outstanding share capital of the Company; (ii) the time at which each Option is to be granted; (iii) the purchase price for the Option Shares; (iv) the Option period; and (v) the manner in which the Option becomes exercisable or terminated. In addition, the Board shall fix such other terms of each Option as it may deem necessary or desirable. The Board may determine the form of Option Agreement to evidence each Option.


The Board from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company subject to the rules and policies of any exchange or over-the-counter market which is applicable to the Company.



The Board may from time to time make such changes in and additions to the Plan as it may deem proper, subject to the prior approval of any exchange or over-the-counter market which is applicable to the Company, and in the best interests of the Company; provided, however, that no such change or addition shall impair any Option previously granted under the Plan. If the shares are not listed on any exchange, then such approval is not necessary.



Each determination, interpretation or other action made or taken by the Board shall be final, conclusive and binding on all persons, including without limitation, the Company, the stockholders, directors, officers and employees of the Company and the Optionees and their respective successors in interest.


                                   SECTION 4
                   STOCK SUBJECT TO THE PLAN AND EXCEPTIONS

4.1 Plan limit. A maximum of 7,000,000 Shares ("Plan Limit") are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares that are issued upon the exercise of Options will be deducted from the Plan Limit and such Plan Limit shall not be increased without approval of the board or, if shareholders of the Company have so required, without approval of the shareholders of the Company. While any Options are outstanding, the Company will retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan or otherwise assure itself of its ability to perform its obligations hereunder.

4.2 Unused and Forfeited Stock. Any Shares that are subject to an Option under this Plan that are not used because the terms and conditions of the Option are not met or any Shares that are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised or any Shares retained by the Company for any purpose of this Plan automatically will be returned to the Plan Limit and become available for again for use under the Plan.

4.3 Adjustments for Stock Split, Stock Dividend, Etc. If the Company at any time increases or decreases the number of its outstanding Shares of Stock, or changes in any way the rights and privileges of such Shares by means of the Payment of a Stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitialization involving the Stock, then, in relation to the Stock that is affected by the above events, the provisions of this Section
4.3 will apply. In such event, the numbers, rights and privileges of the following will be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such event:

       (i) adjustment to the Shares of Stock as to which Options may be granted under the Plan; and

       (ii) adjustment to the exercise price of each outstanding Option granted hereunder.

4.4 General Adjustment Rules. If any adjustment or substitution provided for in this Section 4 will result in the creation of a fractional Share under any Option, the number of Shares subject to the Option will be rounded to the next higher Share.

1.1    Determination  by  Stock  Option Committee, Etc.  Adjustments under this
Section 4 will be made by the Stock Option Committee, whose determinations with regard thereto will be final and binding upon all parties.

4.6 Options Exceptional to Plan. With the concurrence of the board, the Stock Option Committee may grant Options outside the Plan or within the Plan but in excess of the Plan Limit, such that the available Plan Limit is not diminished, for exceptional circumstances or to acquire or retain personnel or achieve important goals or strategic targets considered important to the Company but which cannot reasonably be fit into the Plan Limit or the Plan due to insufficiency of available Plan Options, legal impediments whereby the recipient cannot or is best not included in the Plan, or other purposes or reasons considered appropriate to the board.


                                   SECTION 5
                         REORGANIZATION OR LIQUIDATION

5.1 Reorganization and Options. In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or control of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than by a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business of businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, the Stock Option Committee will have the power and discretion to prescribe the terms and conditions for the exercise or modification of any outstanding
Options granted hereunder. By way of illustration, and not by way of limitation, the Stock Option Committee may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring cooperation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that currently is exercisable) in cancellation thereof. The Stock Option Committee may provide that Options must be exercised in connection with the closing of such transaction and that if not so exercised such Options will expire. Any such determinations by the Stock Option Committee may be made generally with respect to all Option Holders, or may be made on a case-by-case bases with respect to particular Option Holders. The provisions of this Section 5 will not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock. Any determination by the Stock Option Committee hereunder shall not amend the terms of any Option without the consent of the Option Holder unless, in the opinion of the Committee acting reasonably, such amendment is necessary to permit the alterations to the Company to be effected and such is in the interest of shareholders generally.

                                   SECTION 6
                                 STOCK OPTIONS

6.1 Grant of Options. An Eligible Participant may be granted one or more Options. Options granted under the Plan will be Non-Statutory Options.

6.2 Option Agreements. Each Option granted under the Plan will be evidenced by a written stock option agreement that will be entered into by the Company and the Eligible Participant to whom the Option is granted (the "Option Holder"), and will be deemed to contain the following terms and conditions, unless other terms and conditions inconsistent therewith have been entered into the Option agreement. In the event of inconsistency between the provisions of the Plan and any Option agreement entered into, the provisions of the Option agreement will be considered to have been determined to be exceptional from the below and such Option Agreement shall govern where not inconsistent with law. However, the provisions of the Plan will govern where the agreement omits to provide for a matter governed by the Plan and the agreement will not be incomplete nor unenforceable if it fails to provide for a matter provided by the terms of this Plan as such shall be incorporated by reference:

(a) Number of Shares. Each Stock option agreement will state that it covers a specified number of Shares, as determined by the Stock Option Committee and the agreement. If the agreement fails to state the number then it shall be the number set forth in the minutes of the Stock Option Committee.

(b) Price. The price at which each Share covered by an Option may be purchased will be determined by the Stock Option Committee and set forth in the Stock Option agreement. Where the price shall be omitted the price shall be the Fair Market Value of the Stock on the date set forth at the beginning of the Option agreement.

(c) Vesting Period. Each Stock Option will state the time and the amount of the Shares of the Option which vest, and are exercisable thereafter, at specified times during the Option Period. Unless otherwise provided in the Option agreement, Options will vest and be exercisable for types of Option Holders as follows:

       (i) Directors and senior officers to Vice-President - 100% of the amount of the Shares under Option upon granting.

       (ii) Employees Generally - 50% at the end of the later of any probation period pursuant to which the Employee is subject to or date of engagement and 50% twelve months thereafter.

       (iii) Other Option Holders - 50% at the end of the first 30 days of engagement, 50% upon completion of the term (if term less than twelve months) or 50% twelve months after commencement of the contract.


(d) Duration of Options. Each Stock option agreement will state the period of time within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period shall expire not more than five years from the date an Option is granted. Unless otherwise stated, director and senior officer Options shall be the lesser of five years or the term of their office plus 90 days, Employee Options the lesser of five years or the term of their employment plus 30 days, and other Option Holders the lesser of five years or the term of the engagement agreement plus 30 days.

(e) Termination of Employment, Death, Disability Etc. Except as otherwise determined by the Stock Option Committee, each Stock Option agreement will provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option Holder:

       (i) Termination. If the Option Holder's employment or office with the Company is terminated within the Option Period for cause, as determined by the Company in its sole discretion, or if the Option Holder resigns without appropriate or agreed notice and agreed termination terms, the Option will be void for all purposes immediately upon notice of termination or resignation, as the case may be, unless otherwise agreed solely at the discretion of the Company. Unless specified in an engagement agreement, "cause" means a material violation, as determined by the Company, of the Company's established policies and procedures and the terms of engagement and a failure to rectify within 15 days of notice. If the Option Holder is terminated for another reason, not provided for below or in the engagement agreement or the Option agreement, then the Option shall be exercisable, as to the vested portion only on the date of termination, for a period of 30 days after termination, except as otherwise permitted by the sole discretion of the Stock Option Committee but not to exceed the Option Period. The effect of this Section will be limited to determining the consequences of a termination and nothing in this Section will restrict or otherwise interfere with the Company's discretion with respect to the termination of any Employee.

       (ii) Death or Disability. If the Option Holder's employment with the Company is terminated within the Option Period because of the Option Holder's death or disability the Option will remain exercisable, to the extent that it was vested and exercisable on the date of the Option Holder's death or disability, for a period of six months after such date; provided, however, that in no event may the Option be exercised after the expiration of the Option Period.

       (iii) Non-Employees or non-Office Holders. For all purposes under this Section, an Eligible Participant who is not an Employee or office holder of the Company will be considered to have a termination at the conclusion of the relevant contract or upon notice by the Company of termination for default or breach of agreement. If the contract is terminated for breach or default then the Option shall terminate immediately. Otherwise the Option shall terminate in accordance with its terms or section 6.2(d) above.

(f) Transferability of Option. Each stock option agreement will provide that the Option and exercise rights granted therein are not transferable or subject to assignment or lien for security purposes by the Option Holder except to the Option Holder's legal representative, his estate, a family corporation or personal holding corporation, a bona fide lender or in such other circumstance as the Stock Option Committee may approve in its sole discretion, which may be exercised contrary without reason. Each assignment of an interest in an Option must be approved before such will be enforceable.

(g) Exercise, Payments, Etc. Unless otherwise provided by the Stock Option agreement the method for exercising the Option granted will be by delivery to the office of the Company of written notice specifying the particular Option (or portion thereof) that is being exercised and the number of Shares with respect to which such Option is exercised, together with payment of the Option Price. The exercise of the Option will be deemed effective upon actual receipt of such notice and payment to the Company of the Option Price in a form satisfactory to the Company, acting reasonably. The purchase of such Stock will take place at the principal offices of the Company upon delivery of such notice. A properly executed certificate or certificates representing the Stock will be issued by the Company and delivered to the Option Holder with reasonable dispatch. Unless restricted by the Option agreement, the exercise price shall be paid by any of the following methods or any combination of the following methods:

       (i) in cash;

       (ii) by cashier's check, certified cheque, or other acceptable banker's note payable to the order of the Company;

       (iii) by net exercise notice whereby the Option Holder will authorize the return to the Plan pool, and deduction from the Option Holder's Stock Option, of sufficient Option Shares whose net value (Fair Value less Option exercise price) is sufficient to pay the Option Price of the Shares exercised. The Fair Value of the Shares of the Option to be returned to the Plan pool as payment will be determined by the closing price of the Company's Shares on the date notice is delivered;

       (iv) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions (referred to in the industry as `delivery against payment') to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

       (v) such other method as the Option Holder and the Stock Option Committee may determine as adequate including delivery of acceptable securities (including securities of the Company), set-off for wages or invoices due, property, or other adequate value.

(h) Date of Grant. An Option will be considered as having been granted on the date specified in the grant resolution of the Stock Option Committee.

6.3 Stockholder Privileges. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder will have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan and, until the Option Holder becomes the holder of the record of such Stock, no adjustments, other than those described in Section 4, will be made for dividends or other distributions or other rights to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock.


                                   SECTION 7
                    RIGHTS OF EMPLOYEES AND OPTION HOLDERS

7.1 Employment. Nothing contained in the Plan or in any Option will confer upon any Eligible Participant any right with respect to the continuation of employment by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such Eligible Participant form the rate in existence at the time of the grant of an Option.


                                   SECTION 8
                             GENERAL RESTRICTIONS

8.1 Investment representations. The Company may require any person to whom an Option is granted, as a condition of exercising such Option or receiving Stock under the Option, to give written assurances, in substance and form satisfactory to the Company and its counsel, to the effect that such person is acquiring the Stock subject to the Option for his own account for investment and not with any present intention of selling and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state and provincial securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

8.2 Compliance with Securities Laws. Each Option will be subject to the requirement that if at any time counsel to the Company determines that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state, provincial or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval will have been effected or obtained on conditions acceptable to the Stock Option Committee. Nothing herein will be deemed to require the Company to apply for or to obtain such listing, registration or qualification. However, where available to the circumstances of an Option Holder the Company will include the Option with any other filings that the Company elects, at its sole discretion, to file under S-8 or any other filings with the SEC but the Company shall not be obliged to make an individual filing for a particular Option, unless such shall have been required pursuant to the specific Option agreement.


                                   SECTION 9
                            OTHER EMPLOYEE BENEFITS

9.1 Benefits and Taxes. The amount of any compensation deemed to be received by an Option Holder as a result of the exercise of an Option will not constitute "earnings" with respect to which any other employee benefits of such Option Holder are determined, including, without limitation, benefits under any pension, profit sharing, life insurance or salary continuation plan. Any taxable consequences of any Option are entirely the responsibility of the Option Holder and no contribution shall be required of the Company and, further, if the Company should suffer liability for unpaid taxes of an Option Holder then the full amount of such shall be a debt of the Option Holder to the Company payable immediately and for which the Company may seek judgment and, before judgment or process, may set-off against any amounts due to the Option Holder or may recover, again before judgment or process, by exercise of any Options of the Option Holder on the Option Holder's behalf, at the discretion of the Stock Option Committee.


                                   SECTION 10
                 PLAN AMENDMENT, MODIFICATION AND TERMINATION

10.1 Amendment. The Board may at any time terminate and, from time to time, may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders where stockholder approval is required to enable the Plan to satisfy any applicable statutory requirements, or if the Company, on the advice of counsel, determines that stockholder approval otherwise is necessary or desirable.

       No amendment, modification or termination of the Plan will in any manner adversely affect any Options theretofore granted under the Plan, without the consent of the Option Holders holding such Options.


                                   SECTION 11
                                  WITHHOLDING

11.1 Withholding Requirement. The Company's obligations to deliver Shares upon the exercise of an Option will be subject to the Option Holder's satisfaction of all applicable federal, state and local income and other tax withholding requirements and applicable securities requirements.

11.2 Withholding With Stock. At the time an Option is granted the Stock Option Committee, in its sole discretion, may permit the Option Holder to pay all such amounts of tax withholding, or any part thereof, that is due upon exercise of the Option by such adjustments as the Stock Option Committee determines, including adjustment to a net exercise price or adjustment to the Option Price.


                                  SECTION 12
                            BROKERAGE ARRANGEMENTS

12.1 Brokerage. The Stock Option Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.



                                  SECTION 13
                          NONEXCLUSIVITY OF THE PLAN

13.1 Other Plans. The adoption of this Plan by the Board will not be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, or any other persons that the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.


                                  SECTION 14
                              REQUIREMENTS OF LAW

14.1   Requirements  of  Law.   The insurance of Stock and the payment of  cash
pursuant to the Plan will be subject to all applicable laws, rules and regulations.

14.2   Governing Law.   The Plan and all agreements hereunder will be construed
in accordance with and governed by the laws of the State of Colorado.


                                  SECTION 15
                             DURATION OF THE PLAN

15.1 Termination. The Plan will terminate at such time as may be determined by the Board, and no Option will be granted after such termination. If not sooner terminated under the preceding sentence, the Plan will fully cease and expire on the earlier of one year from the date that the Plan Limit has been exhausted and all Options exercised or expired or December 1, 2014. Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.